Exhibit 5.1
[COOLEY GODWARD KRONISH LETTERHEAD]
November 27, 2006
Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA 94043
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Hansen Medical, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,921,701 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), pursuant to the Company’s 2002 Stock Plan (the “2002 Plan Shares”); (ii) 2,000,000 shares of Common Stock pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 EIP Shares”); and (iii) 625,000 shares of Common Stock pursuant to the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP Shares”).
     In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Company’s 2002 Stock Plan (the “2002 Plan”), the Company’s 2006 Equity Incentive Plan (the “2006 EIP”), the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2002 Plan Shares, the 2006 EIP Shares and the 2006 ESPP Shares, when sold and issued in accordance with the 2002 Plan, the 2006 EIP and the 2006 ESPP, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
     We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish LLP

By:	/s/ Laura A. Berezin Laura A. Berezin